[Letterhead of Rosenberg Smith & Partners]




February 17, 2004



Consent of Independent Auditors



We hereby consent to the use in this Registration Statement in Form SB-2 of our auditor's report included herein dated September 12, 2003 except for Notes, 9, 10, 11, 17 and 19 which is as of February 17, 2004, relating to the consolidated financial statements of On the Go Healthcare, Inc.

We hereby consent to the use in this Registration Statement in Form SB-2 of our auditor's report included herein dated December 13, 2003 relating to the financial statements of Compuquest Inc. (computer division).

We hereby consent to the reference to our Firm under the caption "Experts" in the Prospectus.


ROSENBERG SMITH & Partners





/s/Rosenberg Smith & Partners
-----------------------------
Rosenberg Smith & Partners
Chartered Accountants
Concord, Ontario

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